Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Record Third Quarter 2015 Results; EPS Increased 12% to $2.30 on 12% Sales Growth

Third Quarter Highlights:

  Sales increased 12% year-over-year to a record $1,456.0 million (up 16% in constant currency)
  North American retail sales increased 7% year-over-year
  Net income increased 10% to $155.2 million year-over-year
  Motorcycle consumer retail demand remained strong in the third quarter, up over 60%; motorcycle production rate improved sequentially from the 2015 second quarter
  Maintaining and narrowing full-year 2015 sales and earnings guidance range to $7.37 to $7.42 per diluted share, an increase of 11% to 12% year-over-year based on full-year 2015 sales growth guidance of 10% to 11%

MINNEAPOLIS--(BUSINESS WIRE)--October 21, 2015--Polaris Industries Inc. (NYSE: PII) today reported record third quarter net income of $155.2 million for the quarter ended September 30, 2015, an increase of ten percent from the prior year’s third quarter net income of $140.8 million. Earnings per share were a record $2.30 per diluted share for the third quarter of 2015 compared to $2.06 per diluted share for the same period in 2014. Sales for the third quarter 2015 totaled a record $1,456.0 million, an increase of 12 percent over last year’s third quarter sales of $1,302.3 million.

“Our record third quarter results continue to reflect the efficacy of our long-term strategy and the resiliency of the Polaris organization, as motorcycle growth accelerated, ORV share gains continued and our developing adjacencies built momentum. We accomplished this in a difficult environment, with the combination of weakening currencies and softening economies adding to the pressure we face from the sluggish oil and agriculture markets, all in the midst of the most competitive powersports landscape we have seen in nearly a decade. It is encouraging to see our Polaris team use these challenging times to get better and stronger, while displaying renewed determination to win across all our markets,” stated Scott Wine, Polaris’ Chairman and Chief Executive Officer. “After our people, arguably our strongest asset is our innovative culture, which spurred the delivery of 15 new vehicles to our unsurpassed ORV armada and drove the introduction of hundreds of new PG&A items. We remain committed to being the leading innovator in our space.”

Wine continued, “Successful innovation requires agility, in order to react quickly to ever-changing market conditions. This applies not only to product design but also to our internal organization, which we demonstrated in the third quarter by realigning our international business structure to become more efficient and effective in response to challenging markets outside North America. Quick reactions demand excellent execution, and Ken Pucel and his Global Operations and Engineering teams continue to build momentum and gain traction in our efforts to improve throughput, quality and cost. Throughout the third quarter we made consistent enhancements to our Spirit Lake paint system, which helped us stabilize our operations and, by improving production output each week of September, outpace shipment goals for the first time this year. We have a clear plan to further optimize and upgrade that system over the next six months, and with the recently acquired paint facility in Spearfish, South Dakota, we will further augment paint capacity in the latter part of the fourth quarter.”

“Polaris has delivered solid financial performance in the first nine months of 2015, and despite facing stiff headwinds that show little sign of abating in the near term, our financial position remains robust and our growth opportunities plentiful.”

2015 Business Outlook
For the full year 2015, the Company is narrowing its earnings guidance range to $7.37 to $7.42 per diluted share, an increase of 11 to 12 percent over full year 2014 earnings of $6.65 per diluted share. Full year 2015 sales are now expected to grow in the range of 10 to 11 percent when compared to 2014.

Third Quarter Performance Summary (in thousands, except per share data)

	Three Months ended September 30,			Nine Months ended September 30,
Sales Components	2015	2014	Change	2015	2014	Change
Off-Road Vehicles	$822,894	$801,919	3%	$2,157,068	$2,058,673	5%
Snowmobiles	185,477	162,652	14%	219,317	184,379	19%
Motorcycles	160,437	63,263	154%	459,976	245,258	88%
Global Adjacent Markets	60,845	55,453	10%	192,801	185,013	4%
Parts, Garments & Accessories	226,347	219,056	3%	584,510	531,325	10%

Total Sales	$1,456,000	$1,302,343	12%	$3,613,672	$3,204,648	13%

Gross Profit	$415,623	$388,274	7%	$1,028,768	$951,605	8%
Gross profit as a % of sales	28.5%	29.8%	-126 bps	28.5%	29.7%	-122 bps

Operating Expenses	$192,012	$182,749	5%	$523,134	$489,228	7%
Operating expenses as a % of sales	13.2%	14.0%	-84 bps	14.5%	15.3%	-79 bps

Operating Income	$242,676	$222,573	9%	$556,979	$504,690	10%
Operating Income as a % of sales	16.7%	17.1%	-42 bps	15.4%	15.7%	-34 bps

Net Income	$155,173	$140,826	10%	$344,679	$318,632	8%
Net income as a % of sales	10.7%	10.8%	-15 bps	9.5%	9.9%	-40 bps

Diluted Net Income per share	$2.30	$2.06	12%	$5.09	$4.68	9%

Off-Road Vehicle (“ORV”) sales increased three percent to $822.9 million in the third quarter of 2015 compared to the third quarter of 2014. Polaris North American ORV unit retail sales increased low-single digits percent during the 2015 third quarter compared to strong prior year third quarter retail sales growth of high-single digits percent. Consumer purchases of both side-by-side vehicles and ATVs increased at similar rates during the 2015 third quarter. The Company estimates North American industry ORV retail sales in the third quarter of 2015 increased low-single digits percent year-over-year, resulting in Polaris market share gains for both ATVs and side-by-side vehicles. During the 2015 third quarter, the Company introduced new ORV models in the value and premium segments including the Company’s first full-sized value RANGER® priced below $10,000 and the clear leader in the high-performance segment, the RZR® XP Turbo, delivering more horsepower and torque than any other high-performance side-by-side on the market today. Polaris North American ORV dealer inventories during the third quarter of 2015 increased about ten percent year-over-year, in line with Company expectations, as the Company began shipping the new 2016 model-year products.

Snowmobile sales increased 14 percent to $185.5 million for the third quarter of 2015 compared to $162.7 million for the third quarter of 2014. The increase is due to an increased quantity and richer mix of snowmobiles being shipped in the 2015 third quarter compared to the same period a year ago. While the snowmobile retail selling season is just beginning, Polaris’ market share performance season-to-date through the 2015 third quarter is pacing with the Company’s expectations, led by the award-winning model year 2016 PRO-RMK, the lightest mountain sled on the market. As planned, Polaris North American snowmobile dealer inventories during the third quarter of 2015 increased significantly year-over-year in preparation for the upcoming snowmobile retail selling season.

Motorcycle sales increased 154 percent to $160.4 million for the third quarter of 2015 compared to same period last year due to continued strong demand for Indian motorcycles and the new Slingshot® roadster. Victory, Indian Motorcycle and Slingshot North American retail sales, combined, increased over 60 percent during the third quarter of 2015 driven by Indian Motorcycle and Slingshot, while North American industry midsize and heavyweight motorcycle retail sales were up low single digits compared to the third quarter of 2014. Indian Motorcycles retail sales were up significantly in the third quarter with ongoing strong demand for all models. Product availability for Indian motorcycles improved during the 2015 third quarter as the Company continued to increase throughput at its Spirit Lake, Iowa, motorcycle factory. Victory retail sales in the third quarter of 2015 were lower than the prior year partly due to low product availability. Retail sales for the new Slingshot three-wheeled roadster continued to outpace Company expectations during the third quarter. Polaris North American motorcycle dealer inventories, including Slingshot, during the 2015 third quarter increased about 30 percent compared to the same period in the prior year but remain below levels needed to meet current and backlogged retail demand.

Global Adjacent Markets sales increased ten percent to $60.8 million in the third quarter of 2015 compared to the same period last year. Work and Transportation group sales were up one percent during the third quarter of 2015 with higher unit shipments largely offset by negative currency impacts. Sales for the Company’s defense business were up more than 50 percent during the 2015 third quarter as the Company began delivering its militarized RZR and ATV vehicles under a new U.S. defense contract awarded in July of this year.

Parts, Garments, and Accessories (“PG&A”) sales increased three percent to $226.3 million during the third quarter of 2015 as compared to the same period last year. All product lines generated sales growth during the 2015 third quarter, with the exception of snowmobiles, which was down more than 20 percent due to the timing of snowmobile related PG&A dealer shipments year-over-year. The 2015 third quarter was also impacted by lower sales outside the United States. Canadian PG&A sales were down significantly and international PG&A-related sales were up one percent compared to last year, both regions were negatively impacted by currency translations and weak economies. PG&A-related sales in the United States were up nine percent during the 2015 third quarter. The Company introduced more than 500 new model-year 2016 accessories during the third quarter, which have been well received in the marketplace to date.

International sales to customers outside of North America totaled $153.6 million for the third quarter of 2015, up one percent from the same period in 2014, though held back by weak currencies (up 18 percent on a constant currency basis). EMEA reported sales declined four percent in the 2015 third quarter and Asia Pacific reported sales were down one percent while Latin American reported sales were up 50 percent. International reported sales by component in the third quarter compared to last year were as follows: Motorcycles sales were up 115 percent; ORV sales were down two percent; Global Adjacent Markets declined seven percent; snowmobile sales were down 52 percent, primarily due to Russia; and PG&A related sales increased one percent.

Gross profit increased seven percent to $415.6 million in the third quarter of 2015, compared to $388.3 million in the third quarter of 2014. As a percentage of sales, gross profit margin declined 126 basis points to 28.5 percent of sales for the third quarter of 2015, compared to 29.8 percent of sales for the same period last year. While currency movements from a year ago, primarily the Canadian dollar, were expected to negatively impact gross margins during the third quarter of 2015, the amount of impact was higher than originally anticipated as the Canadian dollar continued to weaken sequentially from the 2015 second quarter. The negative currency impact during the quarter along with higher promotional costs and negative product mix, were partially offset by lower commodity costs, cost savings from product cost reduction efforts and higher selling prices.

Operating expenses grew five percent to $192.0 million or 13.2 percent of sales for the third quarter of 2015, compared to $182.7 million or 14.0 percent of sales for the third quarter of 2014. The increase was driven largely by ongoing investments in research and development, which were partially offset by operating expense leverage from prior year’s infrastructure investments and operating expense control measures.

Income from financial services was $19.1 million during the third quarter 2015, an increase of 12 percent compared to $17.0 million in the third quarter of 2014 due to increased income from the retail credit portfolio and Polaris Acceptance’s dealer inventory financing.

Equity in loss of affiliates was $1.3 million for the third quarter of 2015 compared to $1.0 million last year, which represents the Company’s portion of the operating results related to the Polaris/Eicher joint venture in India. In the third quarter of 2015, the Company began production and consumer sales of the new jointly developed Multix personal vehicle, specifically designed to satisfy the varied transportation needs of consumers in India.

Non-operating other expense (income), net, which primarily relates to foreign currency exchange-rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries, was $1.3 million of income in the third quarter of 2015 compared to $0.3 million of expense in the third quarter of 2014.

The provision for income taxes for the third quarter of 2015 was $84.5 million or 35.3 percent of pretax income compared to $77.6 million or 35.5 percent of pretax income for the third quarter of 2014.

Financial Position and Cash Flow
Net cash provided by operating activities was $464.0 million for the year-to-date period ended September 30, 2015, compared to $380.4 million for the same period in 2014. The 22 percent increase in net cash provided by operating activities for the 2015 period was due to increased net income, and improved working capital. The Company repurchased approximately 1.8 million shares of Polaris stock for $247.8 million during the first nine months of 2015. Total debt at the end of the third quarter of 2015, including capital lease obligations and notes payable, was $316.6 million. The Company’s debt-to-total capital ratio was 25 percent at September 30, 2015, compared to 22 percent a year ago. Cash and cash equivalents were $225.3 million at September 30, 2015, up from $169.0 million for the same period in 2014.

Non-GAAP Measure - Constant Currency Reporting
This release and our related earnings call include a discussion of sales growth on a constant currency basis, which is a non-GAAP measure, as well as sales growth on a GAAP basis. For purpose of comparison, sales growth on a constant currency basis uses 2014 exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

Conference Call and Webcast Presentation
Today at 8:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2015 third quarter earnings results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; Bennett Morgan, President and COO; Ken Pucel, Executive Vice President – Operations, Engineering and LEAN; and Mike Speetzen, Executive Vice President – Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at http://ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 62000527.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris
Polaris is a recognized leader in the powersports industry with annual 2014 sales of $4.5 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road consumer and military vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory® and Indian Motorcycle® and Slingshot® brands. Additionally, Polaris continues to invest in the global Work and Transportation vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris Engineered Parts, Accessories and Apparel, Klim branded apparel and ORV accessories under the Kolpin®, Cycle Country® and Pro Armor® brands.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2015 sales, shipments, net income, and net income per share are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Data) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Sales	$1,456,000	$1,302,343	$3,613,672	$3,204,648
Cost of sales	1,040,377	914,069	2,584,904	2,253,043
Gross profit	415,623	388,274	1,028,768	951,605
Operating expenses:
Selling and marketing	91,169	87,567	240,510	227,315
Research and development	44,432	38,586	124,726	111,083
General and administrative	56,411	56,596	157,898	150,830
Total operating expenses	192,012	182,749	523,134	489,228
Income from financial services	19,065	17,048	51,345	42,313
Operating income	242,676	222,573	556,979	504,690
Non-operating expense (income):
Interest expense	2,966	2,835	8,848	8,686
Equity in loss of other affiliates	1,345	1,036	4,716	2,899
Other expense (income), net	(1,345)	252	8,776	(3,736)
Income before income taxes	239,710	218,450	534,639	496,841
Provision for income taxes	84,537	77,624	189,960	178,209
Net income	$155,173	$140,826	$344,679	$318,632

Basic net income per share	$2.35	$2.13	$5.20	$4.82
Diluted net income per share	$2.30	$2.06	$5.09	$4.68
Weighted average shares outstanding:
Basic	65,912	66,261	66,222	66,051
Diluted	67,368	68,328	67,781	68,125

POLARIS INDUSTRIES INC. CONSOLIDATED BALANCE SHEETS (In Thousands) (Unaudited)

	September 30, 2015	September 30, 2014

Assets
Current Assets:
Cash and cash equivalents	$225,264	$169,018
Trade receivables, net	176,221	153,839
Inventories, net	674,612	582,193
Prepaid expenses and other	74,166	61,780
Income taxes receivable	10,052	20,423
Deferred tax assets	111,251	93,312
Total current assets	1,271,566	1,080,565
Property and equipment, net	587,935	538,031
Investment in finance affiliate	88,690	71,515
Deferred tax assets	46,271	25,096
Goodwill and other intangible assets, net	232,142	224,443
Other long-term assets	83,467	69,182
Total assets	$2,310,071	$2,008,832
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$4,839	$2,809
Accounts payable	381,174	340,606
Accrued expenses:
Compensation	104,336	96,055
Warranties	55,097	51,394
Sales promotions and incentives	145,091	142,195
Dealer holdback	101,261	111,259
Other	83,553	77,765
Income taxes payable	34,269	3,219
Total current liabilities	909,620	825,302
Long term income taxes payable	15,201	12,928
Capital lease obligations and notes payable	34,955	25,214
Long-term debt	276,819	200,000
Deferred tax liabilities	15,913	21,100
Other long-term liabilities	105,280	85,246
Total liabilities	$1,357,788	$1,169,790
Deferred compensation	14,923	16,340
Shareholders’ equity:
Total shareholders’ equity	937,360	822,702
Total liabilities and shareholders’ equity	$2,310,071	$2,008,832

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands) (Unaudited)

	Nine months ended September 30,
	2015	2014
Operating Activities:
Net income	$344,679	$318,632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	112,902	91,041
Noncash compensation	53,642	47,207
Noncash income from financial services	(21,810)	(10,778)
Deferred income taxes	(5,280)	(10,915)
Tax effect of share-based compensation exercises	(34,301)	(26,169)
Other, net	4,716	2,899
Changes in operating assets and liabilities:
Trade receivables	22,700	30,479
Inventories	(112,776)	(168,727)
Accounts payable	35,002	102,216
Accrued expenses	13,621	139
Income taxes payable/receivable	54,389	11,110
Prepaid expenses and others, net	(3,482)	(6,699)
Net cash provided by operating activities	464,002	380,435
Investing Activities:
Purchase of property and equipment	(148,998)	(146,473)
Investment in finance affiliate, net	22,227	8,480
Investment in other affiliates	(15,337)	(8,316)
Acquisition of businesses, net of cash acquired	(27,019)	(17,199)
Net cash used for investing activities	(169,127)	(163,508)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	2,155,310	1,921,386
Repayments under debt arrangements / capital lease obligations	(2,059,711)	(2,003,422)
Repurchase and retirement of common shares	(247,795)	(3,970)
Cash dividends to shareholders	(104,808)	(95,004)
Proceeds from stock issuances under employee plans	26,672	22,970
Tax effect of proceeds from share-based compensation exercises	34,301	26,169
Net cash used for financing activities	(196,031)	(131,871)
Impact of currency exchange rates on cash balances	(11,180)	(8,286)
Net increase in cash and cash equivalents	87,664	76,770
Cash and cash equivalents at beginning of period	137,600	92,248
Cash and cash equivalents at end of period	$225,264	$169,018